Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES FIRST QUARTER

2026 FINANCIAL RESULTS

First Quarter Net Sales Increased by 5.5% to $14.6 Million, Compared to $13.8 Million for the First Quarter of 2025

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the first quarter of 2026 were $14.6 million, up 5.5% compared to $13.8 million for the first quarter of 2025
○	Disposable Protective Apparel segment sales increased by $1.3 million or 23.4%, to $6.7 million, compared to $5.5 million for the three months ended March 31, 2025
○	Building Supply segment sales decreased by $513,000 or 6.1%, to $7.9 million, compared to $8.4 million for the prior year period
●	Net income for the first quarter of 2026 was $702,000 or $0.07 per diluted share, compared to $613,000, or $0.06 per diluted share, for the first quarter of 2025
●	Cash of $16.9 million and working capital of $49.3 million with no debt, as of March 31, 2026

Nogales, Arizona –May 7, 2026 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three month period ended March 31, 2026.

Lloyd Hoffman, President and Chief Executive Officer, commented, “We reported revenue and earnings growth in the first quarter, driven by strong performance in our Disposable Protective Apparel segment and continued share gains in housewrap, despite a softer residential construction environment.”

Mr. Hoffman continued, “Disposable Protective Apparel sales increased by 23.4% over the prior year period, led by strong demand from our largest international channel partner. Growth across core product categories reflects sustained momentum and continued execution in this segment.

In Building Supply, housewrap sales increased by 13.1% over the prior year period, exceeding reported industry declines and reinforcing ongoing market share gains. Management expects continued growth in the housewrap category over the coming year, particularly if broader economic and housing market uncertainty eases. This strength was offset by lower synthetic roof underlayment sales in a weaker housing environment, in which the Asphalt Roofing Manufacturers Association (“ARMA”) reported an almost 10% decline in industry shipments compared the first quarter of 2025.”

Mr. Hoffman continued “The building industry outlook for 2026 remains mixed, with expectations for gradual improvement in the latter part of the year. Management remains focused on developing and producing industry-leading products and anticipates growth in the Building Supply segment; however, uncertainty related to economic conditions and geopolitical volatility could adversely impact results.”

2026 First Quarter Financial Results:

Consolidated sales for the three months ended March 31, 2026, increased to $14.6 million, from $13.8 million for the three months ended March 31, 2025, representing an increase of $763,000, or 5.5%.

Disposable Protective Apparel segment sales for the three months ended March 31, 2026, increased by $1.3 million, or 23.4%, to $6.7 million, compared to $5.5 million for the same period of 2025. This segment increase was due to a 23.8% increase in sales of disposable protective garments, a 28.8% increase in sales of face masks and an 8.0% increase in sales of face shields. The sales increase was for the most part due to improved sales to our largest international channel partner. A considerable portion of the increase was attributable to higher selling prices, primarily driven by the impact of U.S. tariffs.

Building Supply segment sales for the three months ended March 31, 2026, decreased by $513,000, or 6.1%, to $7.9 million, compared to $8.4 million for the three months ended March 31, 2025. The Building Supply segment decrease during the three months ended March 31, 2026, was primarily due to a 27.4% decrease in sales of synthetic roof underlayment, partially offset by 13.1% increase in sales of housewrap and a 32.0% increase in sales of other woven material as compared to the same period of 2025.

Challenges in the housing market continued during the first quarter of 2026, as single-family housing starts declined compared to the corresponding period in 2025. According to the U.S. Census Bureau, single-family housing starts decreased by 5.5% for the quarter. Housing starts for January and February 2026 declined by 14.0% compared to the same period in 2025; however, housing activity increased in March 2026, partially mitigating the overall quarterly decline.

We are pursuing opportunities to expand our product portfolio within the roofing market by identifying and developing additional complementary product offerings that align with customer needs, enhance our competitive position, and support long-term growth.

Gross Profit

Gross profit increased by $124,000, or 2.3%, to $5.5 million for the three months ended March 31, 2026, from $5.4 million for the three months ended March 31, 2025. The gross profit margin was 37.8% for the three months ended March 31, 2026, compared to 39.0% for the three months ended March 31, 2025.

The decrease in gross profit margin was primarily driven by U.S. tariffs, implemented under the International Emergency Economic Powers Act (“IEEPA”), in early 2025. During 2025, the Company experienced three tariff increases on most products as a result of U.S. trade policy actions and reciprocal tariffs. We implemented price increases in mid-2025 as well as later in the year to partially offset the impact of these tariff increases; however higher tariffed inventory on hand continued to negatively impact gross margin in the first quarter of 2026. We expect gross margin improvement after higher-cost tariffed inventory flows through the system.

Net Income

Net income for the three months ended March 31, 2026, was $702,000, compared to net income of $613,000 for the same period of 2025, representing an increase of $89,000, or 14.5%. The net income increase was primarily due to an increase in income from operations of $125,000, partially offset by a decrease in other income of $12,000 and an increase in provision for income taxes of $24,000. Net Income as a percentage of net sales was 4.8% for the three months ended March 31, 2026, compared to 4.4% for the same period of 2025. Basic earnings per common share for the three months ended March 31, 2026 and 2025, were $0.07 and $0.06, respectively. Diluted earnings per common share for the three months ended March 31, 2026 and 2025, were $0.07 and $0.06, respectively.

Balance Sheet

As of March 31, 2026, the Company had cash of $16.9 million, compared to $17.0 million as of December 31, 2025. Working capital totaled $49.3 million and the Company’s current ratio was 20:1, compared to a current ratio of 13:1 as of December 31, 2025.

Other

The Company is seeking refunds of certain previously paid tariffs following recent legal developments; however, no amounts have been recognized due to uncertainty around timing and collectability.

Colleen McDonald, Chief Financial Officer, commented, “As of March 31, 2026, we had $1.4 million available for additional stock purchases under our stock repurchase program. In total, the company has repurchased a total of 21,927,940 shares of common stock at a cost of approximately $58,123,000 through our repurchase program which commenced in 1999. We retire all stock upon repurchase. And future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Nogales, Arizona, Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Specifically, these factors include, but are not limited to, changes in our exposure to foreign currency exchange risks related to our unconsolidated affiliate operations in India; potential failure to remediate the material weakness in our internal controls; our partnership with a joint venture partner; the loss of any major customer or a reduction in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; the effects of tariff policies and potential countermeasures; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; changes in global economic conditions; security breaches or disruptions to the information technology infrastructure; risks related to climate change and natural disasters or other events beyond our control; potential liabilities from environmental laws and regulations; uncertainties with respect to the development, deployment, and use of artificial intelligence; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow –

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2026	2025 (1)
Assets
Current assets:
Cash and cash equivalents	$16,883,000	$16,988,000
Accounts receivable, net	7,872,000	6,936,000
Accounts receivable, related party	1,463,000	1,202,000
Inventories, net	22,045,000	23,598,000
Prepaid expenses	3,631,000	3,796,000
Total current assets	51,894,000	52,520,000

Property and equipment, net	8,100,000	8,234,000
Goodwill	55,000	55,000
Right-of-use assets	7,530,000	7,775,000
Equity investment in unconsolidated affiliate	5,405,000	5,548,000
Total assets	$72,984,000	$74,132,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$934,000	$2,005,000
Accrued liabilities	714,000	1,088,000
Lease liabilities	971,000	965,000
Total current liabilities	2,619,000	4,058,000

Lease liabilities, net of current portion	6,673,000	6,917,000
Deferred income tax liabilities, net	679,000	679,000
Total liabilities	9,971,000	11,654,000
Commitments and contingencies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 10,131,565 shares outstanding as of March 31, 2026 and December 31, 2025	101,000	101,000
Additional paid-in capital	15,960,000	15,828,000
Retained earnings	49,198,000	48,496,000
Accumulated other comprehensive loss	(2,246,000)	(1,947,000)
Total shareholders' equity	63,013,000	62,478,000
Total liabilities and shareholders' equity	$72,984,000	$74,132,000

(1) The condensed consolidated balance sheet as of December 31, 2025, has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	For the Three Months Ended
	March 31,
	2026	2025

Net sales	$14,585,000	$13,822,000

Cost of goods sold, excluding depreciation and amortization	9,069,000	8,430,000
Gross profit	5,516,000	5,392,000

Operating expenses:
Selling, general and administrative	4,686,000	4,694,000
Depreciation and amortization	250,000	243,000
Total operating expenses	4,936,000	4,937,000

Income from operations	580,000	455,000

Other income:
Equity in income of unconsolidated affiliate	155,000	141,000
Interest income, net	150,000	176,000
Total other income	305,000	317,000

Income before provision for income taxes	885,000	772,000

Provision for income taxes	183,000	159,000

Net income	$702,000	$613,000

Basic earnings per common share	$0.07	$0.06

Diluted earnings per common share	$0.07	$0.06

Basic weighted average common shares outstanding	10,131,565	10,724,760

Diluted weighted average common shares outstanding	10,331,682	10,836,581

XXX